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                                   EXHIBIT 11


                STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS





                                               Three Months          Three Months           Nine Months           Nine Months
                                                   Ended                 Ended                 Ended                 Ended
                                             December 31, 1996     December 31, 1995     December 31, 1996     December 31, 1995
                                             -----------------     -----------------     -----------------     -----------------
Net loss                                        ($4,236,691)         ($2,771,815)         ($13,970,066)          ($8,201,149)
                                                ============         ============         =============          ============

Calculation of shares outstanding:

     Weighted average common shares
        outstanding used in calculating net
        loss per share in accordance with
        generally accepted accounting
        principles                               18,479,498           15,852,081            18,076,420            14,387,290
                                                 ----------           ----------            ----------            ----------


        Total                                    18,479,498           15,852,081            18,076,420            14,387,290
                                                 ==========           ==========            ==========            ==========

Net loss per share                                   ($0.23)              ($0.17)               ($0.77)               ($0.57)
                                                    =======               ======                ======                ======